NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE MKT LLC (the 'Exchange' or 'NYSE MKT') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of 10% Series A Cumulative Redeemable Perpetual Preferred Stock (the 'Preferred Stock') of EnerJex Resources, Inc. (the 'Company') from listing and registration on the Exchange on November 7, 2016 pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Preferred Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Preferred Stock fell below the continued listing standard in Section 1003 of the NYSE MKT Company Guide (the 'Company Guide') requiring companies to maintain an aggregate market value of shares publicly held of not less than $1,000,000. 1. The Exchange, on October 14, 2016, determined that the Preferred Stock should be immediately suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Preferred Stock from listing and registration on the Exchange. The Company was notified by phone and by letter on October 14, 2016. 2. Pursuant to the above authorization, a press release was issued on October 14, 2016. In addition, an announcement was made on the 'ticker' of the Exchange at the close of the trading session on October 14, 2016 of the proposed suspension of trading in the Preferred Stock. Similar information was included on the Exchange's website. 3. Pursuant to Sections 1009(d) and 1203 of the Company Guide, the Company had a right to appeal to a Listings Qualification Panel (the 'Panel') the determination to delist the Preferred Stock, provided that it filed a written request for such a review with the Office of the General Counsel of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.